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Media Contact:      Libby Hutchinson
                    1-800-228-9268
                    (206) 461-2484

Investor Contacts:  Doug Wisdorf
                    (206) 461-3805
                    JoAnn DeGrande
                    (206) 461-3186

Washington Mutual Announces Additional 30 Million
Share Repurchase Program
SEATTLE--Washington Mutual, Inc. (NYSE: WM) announced that the company's Board of Directors has approved a share repurchase program to acquire, from time to time, up to 30 million shares of Washington
Mutual's common stock. The shares to be repurchased would be in addition to the company's previously announced program to buy back up to 20 million shares. The company had approximately 582 million shares outstanding, as of June 30, 1999.
      The shares, to be purchased at market price, will be retired.
      At June 30, 1999, Washington Mutual and its subsidiaries had consolidated assets of $175.04 billion. The company operates more than 1,800 offices throughout the nation.